Exhibit 10.8

UNFUNDED DEFERRED COMPENSATION PLAN

FOR THE DIRECTORS AND KEY MANAGEMENT EMPLOYEES OF

WESTBURY BANK

This document represents the Unfunded Deferred Compensation Plan for Directors and Key Management Employees of Westbury Bank (the “Plan”). The Plan has been adopted by Westbury Bank (the “Bank”), effective for all fees and compensation that have been earned on or after January 1, 2009.

1.             The Bank has adopted this Plan to allow its directors and selected key management employees to elect to defer the receipt of certain taxable compensation.

2.             A director or an eligible non-director may elect on or before December 31 of any year to defer all or a portion of his or her compensation or annual fees for the succeeding calendar year. Such election shall continue in effect for future compensation and fees until terminated by written request by such individual for a subsequent calendar year.

3.             Non-directors shall only be eligible to participate in the Plan if selected by the Bank’s Board of Directors (the “Board”) and if an authorized representative of the Board signs a valid Deferral and Distribution Election form with the employee.

4.             Any person elected to fill a vacancy on the Board and who was not a director on the preceding December 31 may elect, before his or her term begins, to defer all or a part of his or her annual fees for the balance of the calendar year following such election and for succeeding calendar years. Such election shall continue in effect until terminated by written request by such director. Non-directors may only enter the Plan on January 1.

5.             Interest on the deferred amounts will be computed at a rate equal to the greater of: (a) the prime rate, as published in the Wall Street Journal, on the first day of each calendar quarter, minus two hundred (200) basis points; or (b) three percent (3%).

6.             Amounts deferred under the Plan, together with accumulated interest, will be distributed in a single lump sum or in annual or more frequent installments over such period of time as elected by the individual Plan participant, provided that such election must be made at the same time that the individual elects to defer fees or compensation under the Plan and further provided that neither the individual nor the Bank may elect to accelerate any payments under the Plan. Paragraph 8 shall apply following the death of a Plan participant.

7.             In the event an individual elects to no longer defer fees or compensation, the amount already deferred cannot be paid to him or her until the earlier of the date that the individual previously elected to receive such amount, or the date when the individual experiences a separation from all service with the Bank, consistent with the standards imposed under Internal Revenue Code Section 409A(a)(2)(A)(i). Paragraph 8 shall apply following the death of a Plan participant.

8.             Upon the death of a Plan participant or former participant before the payment of the deferred amounts have commenced or prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees, compensation and interest in the participant’s account shall be distributed to the participant’s estate or designated beneficiary in a single lump sum or in annual or more frequent installments over such period of time elected by the individual participant. Neither the beneficiaries nor the Bank shall have the right to accelerate or delay any payments under this Section. Such distribution(s) shall be made or shall commence in the calendar month following the month in which the participant dies.

9.             To the extent permitted under Internal Revenue Code Section 409A, an individual participant may elect to further defer the receipt of any amounts previously deferred under this Plan, together with accumulated interest, provided that any such election must be made at least twelve (12) months before the first scheduled payment date for the amount previously deferred, and further provided that the distribution must be deferred for a minimum of five (5) additional years.

10.          All amounts which become payable hereunder are general unsecured obligations of the Bank. The Board has the power to amend or terminate this Plan at any time, provided that no such action shall reduce or eliminate the amounts deferred and accumulated interest thereon prior to the date that such action is taken.

11.          Notwithstanding anything to the contrary in this Plan document or any accompanying forms or related material, the Plan is designed and intended to operate in compliance with the requirements set forth in Internal Revenue Code § 409A and any regulations or guidance issued thereunder. Any provisions of this Plan, document, or any related material which conflict with or would be deemed to violate Internal Revenue Code § 409A shall be deemed limited, as determined by the Board in order to comply with such requirements.